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                                                                     EXHIBIT 4.6


            AMENDMENT TO BYLAWS OF FIRST INTERSTATE BANCSYSTEM, INC.


     Bylaw 3.2 of the Bylaws of First Interstate BancSystem, Inc. is amended in its entirety as follows:

               3.2 NUMBER, TENURE AND QUALIFICATIONS OF DIRECTORS

(a) The number of directors of the corporation shall be at least five and not more than eighteen. The initial number of directors shall be nine. The shareholders or the board of directors may increase or decrease the number of directors within that range; provided, however, that no decrease shall have the effect of shortening the term of any incumbent director. After expiration of a director's term, the director shall continue to serve until a successor has been elected and qualified or until there is a decrease in the number of directors. Directors need not be residents of Montana or shareholders of the corporation. At all times that the terms of bylaw 3.2(b) are not in effect, each director shall hold office until the next annual meeting of shareholders or until a director dies, resigns, or is removed.

(b) At any time that there are nine or more directors, the shareholders or the board or directors may stagger the terms of the directors by dividing the total number of directors into two or three groups, with each group containing as near as possible to one-half or one-third of the total. If the terms of directors are staggered, the terms of directors in the first group expire at the first annual shareholders' meeting after their election, the terms of the second group expire at the second annual shareholders' meeting after their election, and the terms of the third group, if any, expire at the third annual shareholders' meeting after their election. At any shareholders' meeting held thereafter, directors shall be chosen for a term of two or three years, as the case may be, to succeed those whose terms expire. If the number of directors is reduced below nine, the staggered terms must be removed and the terms of directors shall be returned to those described under bylaw 3.2(a).







                 CERTIFICATE OF ADOPTION OF AMENDMENT TO BYLAWS

     The undersigned, secretary of the above Montana corporation, does hereby certify that the foregoing amendment to bylaws was adopted and as of this date the same is now incorporated into the bylaws of the corporation.

         DATED:  May 18, 2001.


                                       /s/ CAROL STEPHENS DONALDSON
                                       -----------------------------------------
                                           Carol Stephens Donaldson, Secretary